Exhibit 3.3

NOTICE OF FOURTH ALTERATION OF ARTICLES

OF

SIYATA MOBILE INC.

The Articles of Siyata Mobile Inc. made effective September 11, 2011, as altered by the Notice of First Alteration of Articles made effective July 28, 2020 and the Notice of Second Alternation of Articles made effective August 3, 2023 and Notice of Third Alternation to the Articles made effective as of April 9, 2024 (together, the “Articles”), are hereby amended as follows:

1.	The Section 30 of Articles are amended as follows:

The definition of “Designation, Amount and Par Value” is hereby deleted and replaced as follows:

“Designation, Amount and Par Value” The series of preferred stock shall be designated as Class C Convertible Preferred Stock and the number of shares so designated shall be up to Two Thousand (2,000) (which shall not be subject to increase without the written consent of all of the Holders of the Preferred Stock). Each share of Preferred Stock shall have no par value per share and a stated value of $1,000, subject to increase set forth in Section 30.3 and/or elsewhere in these Articles below.

Section 30.7(b) is hereby amended by deleting that paragraph and replacing it as follows:

b)	Most Favored Nation Provision. From the date hereof until the date when the Holder no longer holds any shares of Class C Preferred Stock, upon any issuance by the Corporation of Class C Preferred Stock, common stock, preferred stock or any convertible security thereinto, except for an Exempt Issuance (defined below) (a “Subsequent Financing”), the Holder may elect, in its sole discretion, to exchange (in lieu of conversion), if applicable, all or some of the shares of Class C Preferred Stock then held for any securities or units issued in a Subsequent Financing on a $1.00 for $1.00 basis. The Corporation shall provide the Holder with notice of any such Subsequent Financing in the manner set forth below Additionally, if in such Subsequent Financing there are any contractual provisions or side letters that provide terms more favorable to the investors than the terms provided for hereunder, then the Corporation shall specifically notify the Holder of such additional or more favorable terms and such terms, at Holder’s option, shall become a part of the transaction documents with the Holder. The types of terms contained in another security that may be more favorable to the holder of such security include, but are not limited to, terms addressing stock sale price, private placement price per share, and warrant coverage. For purposes of illustration, if a Subsequent Financing were to occur whereby the Corporation sells and issues a convertible note with a conversion price that includes a discount to the market price of its Common Stock, the Holder will be entitled to receive the same convertible note on the exact same terms on a dollar for dollar basis via the exchange of the Class C Preferred Stock the Holder holds on the date of the sale and issuance of the convertible note. For the avoidance of doubt, this provision is intended to ensure that one Class C Preferred Stock holder does not receive in the future, by way of amendment or otherwise, terms which are more favorable than terms or any other Class C Preferred holder. For the purposes hereunder, “Exempt Issuance” means the issuance of (a) shares of common stock, restricted stock units or options, including the shares of common stock underlying the restricted stock units or options, to employees, officers, consultants or directors of the Corporation pursuant to any stock or option plan or arrangement duly adopted for such purpose by a majority of the non-employee members of the Board of Directors or a majority of the members of a committee of non-employee directors established for such purpose for services rendered to the Corporation, (b) securities upon the exercise or exchange of or conversion of any securities issued hereunder, and (c) securities issued pursuant to mergers, acquisitions or strategic transactions, including license agreements with third parties, approved by a majority of the disinterested directors of the Corporation, provided that such securities are issued as “restricted securities” (as defined in Rule 144) and provided, that any such issuance shall only be to a Person (or to the equityholders of a Person) that is, itself or through its subsidiaries, an operating company in a business synergistic with the business of the Corporation and in which the Corporation receives benefits in addition to any investment of funds, but shall not include a transaction in which the Corporation is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities.

Except as herein amended, the provisions of the Articles shall remain in full force and effect.

AS APPROVED BY THE BOARD OF DIRECTORS ON OCTOBER 25, 2024, THIS FORTH AMENDMENT TO ARTICLES IS EFFECTIVE: OCTOBER 28, 2024.

Certification by Secretary

I Gerald Bernstein, the duly appointed Secretary of Siyata Mobile Inc., hereby certify that the above Second Alteration to Articles has been duly approved and adopted by the Board of Directors of Siyata Mobile Inc. effective as of October 25, 2024 and by all of the holders of the Class C Preferred Stock thereof.

/s/ Gerald Berstein
Gerald Bernstein, Secretary

Dated: October 28, 2024